PROSPECTUS Dated April 12, 2024 Pricing Supplement No. 4,170 to

PROSPECTUS SUPPLEMENT Dated November 16, 2023 Registration Statement Nos. 333-275587; 333-275587-01

INDEX SUPPLEMENT Dated November 16, 2023 Dated October 10, 2024

Rule 424(b)(2)

 $875,000

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Buffered Jump Securities with Auto-Callable Feature due October 15, 2026
Based on the Performance of a Basket Composed of the Russell 2000® Index and the S&P MidCap 400® Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the Buffered Jump Securities with Auto-Callable Feature due October 15, 2026 Based on the Performance of a Basket Composed of the Russell 2000® Index and the S&P MidCap 400® Index, which we refer to as the securities, do not guarantee the payment of interest and provide for a minimum payment at maturity of only 10% of the stated principal amount. The securities will be automatically redeemed if the basket value on the first determination date is greater than or equal to the initial basket value, for an early redemption payment of $1,101 per security. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the final basket value is greater than or equal to the initial basket value, investors will receive the stated principal amount of their investment plus a return reflecting 125% of the upside performance of the basket. If the securities are not automatically redeemed prior to maturity and the final basket value is less than the initial basket value but has not decreased by an amount greater than the specified buffer amount, investors will receive the stated principal amount of their investment. However, if the securities are not automatically redeemed prior to maturity and the final basket value is less than the initial basket value by an amount greater than the specified buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 10% of the stated principal amount. Accordingly, investors may lose up to 90% of the stated principal amount of the securities. The securities are for investors who are willing to risk their principal and forgo current income in exchange for the possibility of receiving an early redemption payment if the basket value closes at or above the initial basket value on the first determination date or the potential upside exposure to the basket components at maturity and the buffer feature that applies only to a limited range of performance of the basket. The basket is composed of the Russell 2000® Index and the S&P MidCap 400® Index (collectively, the “basket”). We refer to each index individually as a “basket component” and collectively as the “basket components.” The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

●The stated principal amount and original issue price of each security is $1,000.

●If the basket value is greater than or equal to the initial basket value on the first determination date, on October 13, 2025, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date, as set forth under “Final Terms–Determination Dates, Early Redemption Date and Early Redemption Payment” below. The early redemption payment will be an amount in cash per stated principal amount of $1,101.

●At maturity, if the securities have not previously been redeemed, you will receive for each security that you hold an amount of cash equal to:

oif the final basket value is greater than or equal to the initial basket value, the sum of (i) the stated principal amount and (ii) the stated principal amount multiplied by the basket percent change and 125%, or oif the final basket value is less than the initial basket value but has not decreased by an amount greater than the buffer amount of 10%, $1,000, or oif the final basket value has decreased by an amount greater than the buffer amount of 10%, (i) the stated principal amount multiplied by (ii) the sum of (a) the basket performance factor and (b) 10%.

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the securities pay less than the minimum payment at maturity of $100 per security.

●The basket percent change will equal the final basket value minus the initial basket value divided by the initial basket value.

●The basket performance factor will equal the final basket value divided by the initial basket value.

●The basket value on any day equals the sum of the products of (i) the index closing value for each basket component on such day and (ii) the multiplier for such basket component on such day.

●The basket is equally weighted and the initial basket value is 100. The fractional amount of each basket component included in the basket was set at a multiplier based upon such basket component’s percentage weighting within the basket and index closing value on October 10, 2024, the day we priced the securities for initial sale to the public, which we refer to as the pricing date. The multiplier for each basket component will remain constant for the term of the securities.

●The buffer amount is 10%. As a result of the buffer amount of 10%, the value at or above which the basket must close on the final determination date so that investors do not suffer a loss on their initial investment in the securities is 90.

●The final basket value will equal the basket value on October 12, 2026, which we refer to as the final determination date, subject to adjustment for non-index business days and certain market disruption events.

●The initial index value with respect to the Russell 2000® Index is 2,188.419, which is equal to the index closing value of such basket component on the pricing date, and the initial index value with respect to the S&P MidCap 400® Index is 3,103.71, which is equal to the index closing value of such basket component on the pricing date.

●Investing in the securities is not equivalent to investing in the basket or the basket components.

●The maturity date and each early redemption date may be postponed as a result of the postponement of the related determination date due to non-index business days or certain market disruption events. No adjustment will be made to any payment made on a postponed date.

●The securities will not be listed on any securities exchange.

●The estimated value of the securities on the pricing date is $974.00 per security. See “Summary of Pricing Supplement” beginning on PS-2.

●The CUSIP number for the securities is 61776R4P6. The ISIN for the securities is US61776R4P60.

●You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Final Terms” and “Additional Information About the Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Us(2)
Per security	$1,000	$17.50	$982.50
Total	$875,000	$15,312.50	$859,687.50

(1)Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $17.50 for each security they sell. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)See “Additional Information About the Securities—Use of Proceeds and Hedging” on PS-32.

The agent for this offering, Morgan Stanley & Co. LLC, is an affiliate of MSFL and a wholly-owned subsidiary of Morgan Stanley. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

When you read the accompanying prospectus supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Buffered Jump Securities with Auto-Callable Feature due October 15, 2026 Based on the Performance of a Basket Composed of the Russell 2000® Index and the S&P MidCap 400® Index, which we refer to as the securities, in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus, prospectus supplement and index supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The return on the securities is linked to the performance of the basket of two indices. Investors in the securities must be willing to accept the risk of a loss of up to 90% of the stated principal amount, and also be willing to forgo current income in exchange for the possibility of receiving an early redemption payment if the basket value closes at or above the initial basket value on the first determination date and the potential upside exposure to the basket components. The securities provide for a minimum payment at maturity of only 10% of the stated principal amount, and all payments on the securities are subject to our credit risk.

Each security costs $1,000

We are offering the Buffered Jump Securities with Auto-Callable Feature due October 15, 2026 Based on the Performance of a Basket Composed of the Russell 2000® Index and the S&P MidCap 400® Index (the “securities”). The stated principal amount and original issue price of each security is $1,000.

The original issue price of each security includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $974.00.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the early redemption payment amounts and the downside threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

The securities provide a minimum payment at maturity of only 10% of your principal

Unlike ordinary debt securities, the securities provide a minimum payment at maturity of only 10% of the stated principal amount of the securities. As described more fully below, if the securities have not been automatically redeemed prior to maturity and the final basket value has declined from the initial basket value by an amount greater than the buffer amount of 10%, you will be exposed to the decline in the basket value beyond the buffer amount, and your payment at maturity that is less than your initial investment. You could lose up to 90% of your investment.

The initial basket value is equal to 100

The basket is equally weighted, and the initial basket value is equal to 100. The fractional amount of each basket component included in the basket was set at a multiplier, calculated so that each basket component represents 50% of the initial basket value of 100 based on the index closing value of such basket component on the pricing date. The multiplier for each basket component will remain constant for the term of the securities. See “Basket Components” below.

The securities will be automatically redeemed if the basket value on the first determination date is greater than or equal to the initial basket value

If the basket value on the first determination date, on October 13, 2025, is greater than or equal to the initial basket value, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date. The early redemption payment is $1,101 per security. See “Determination Dates, Early Redemption Date and Early Redemption Payment” below. No further payments will be made on the securities once they have been redeemed.

Each determination date is subject to postponement for non-index business days and certain market disruption events as described under “Final Terms—Determination Dates.”

If the securities are not redeemed prior to maturity, the payment at maturity will vary depending on the performance of the basket

At maturity, if the securities have not previously been redeemed, you will receive for each $1,000 stated principal amount of securities that you hold an amount of cash based upon the performance of the basket over the term of the securities. The payment at maturity will be determined as follows:

●if the final basket value is greater than or equal to the initial basket value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to: the sum of (i) the stated principal amount and (ii) the stated principal amount multiplied by the basket percent change and 125%,

where,

initial basket value = 100, which is equal to the sum of the products of (i) the index closing value of each basket component on the pricing date, and (ii) the multiplier for such basket component on such date, and final basket value = The basket value on the final determination date, and basket value = The basket value on any day equals the sum of the products of (i) the index closing value for each basket component on such day and (ii) the multiplier for such basket component on such day, and basket percent change = The final basket value minus the initial basket value divided by the initial basket value, as expressed by the following formula:

final basket value – initial basket value

initial basket value

multiplier = The multiplier for each basket component was set on the pricing date, based on such basket component’s index closing value on such date so that each basket component is reflected in the predetermined initial basket value in accordance with its equal percentage weighting within the basket. The multiplier for each basket component will remain constant for the term of the securities.

●If the final basket value is less than the initial basket value, but has not decreased by an amount greater than the buffer amount of 10%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to: $1,000, where,

buffer amount = 10%

●If the final basket value has decreased by an amount greater than the buffer amount of 10%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to: (i) the stated principal amount multiplied by (ii) the sum of (a) the basket performance factor and (b) 10%.

where, basket performance factor = The final basket value divided by the initial basket value, as expressed by the following formula: final basket value initial basket value

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the securities pay less than the minimum payment at maturity of $100 per security.

All payments on the securities are subject to our credit risk.

The basket

The table sets forth the Bloomberg ticker symbol for each basket component and the percentage of the initial basket value represented by such basket component. The initial index value and the multiplier for each basket component are set forth on the cover of this document.

Basket Component	Bloomberg Ticker Symbol*	Percentage of Initial Basket Value	Initial Index Value	Multiplier
Russell 2000® Index (the “RTY Index”)	RTY	50%	2,188.419	0.022847544
S&P MidCap 400® Index (the “MID Index”)	MID	50%	3,103.71	0.016109753

*Bloomberg Ticker Symbols are being provided for reference purposes only.

The multiplier for each basket component is a fraction of a share calculated so that each basket component represents 50% of the initial basket value of 100 based on the index closing values of the basket components on the pricing date.

The multiplier for each basket component will remain constant for the term of the securities.

A negative or lesser positive performance by one of the basket components could wholly or partially offset the positive performance of the other basket component.

For further information on each of the basket components, please see the sections of this pricing supplement entitled “Additional Information About the Securities—The Russell 2000® Index” and “––The S&P MidCap 400® Index”. You can review the historical index closing values for each of the basket components for each calendar quarter in the period from January 1, 2019 through October 10, 2024 in “Additional Information About the Securities––Historical Information” beginning on PS-29. The historical performance of the two basket components cannot be taken as an indication of future performance of the basket components.  You cannot predict the future performance of either basket component, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on the historical information included in this pricing supplement.

The early redemption payment will be based on the performance of the basket on the first determination date, calculated as described herein. If, however, a scheduled determination date is not an index business day, such determination date will be postponed to the next index business day. In addition, if a market disruption event occurs on any determination date with respect to either basket component, the index closing value for that basket component only will be determined on the next index business day on which no market disruption event occurs with respect to that basket component. The determination of the index closing values for the unaffected basket components will not be postponed. If, due to a market disruption event or otherwise, the index closing value for either basket component is determined on or after the scheduled index business day immediately prior to a scheduled maturity date or early redemption date, as applicable, the maturity date or early redemption date, as applicable, will be postponed until the second business day following the date on which the index closing value has been determined for every basket component. See the sections of this pricing supplement entitled “Final Terms—Maturity Date” and “—Determination Dates.”

Investing in the securities is not equivalent to investing in the basket or in any of the basket components.

You have no shareholder rights

Investing in the securities is not equivalent to investing in the basket components or any stocks that constitute the basket components. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any stocks that constitute the basket components. In addition, you do not have the right to exchange your securities for the basket components at any time.

Morgan Stanley & Co. LLC will be the calculation agent

We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial index value for each basket component, the multiplier for each basket component, the final basket value, the basket value on the first determination date, whether the securities will be automatically redeemed following any determination date, the basket performance factor, if applicable, and whether a market disruption event has occurred, and will calculate the amount of cash you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest

The agent for the offering of the securities, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-32.

Where you can find more information on the securities

The securities are senior unsecured securities issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2023 and prospectus dated April 12, 2024. When you read the accompanying prospectus supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Final Terms.” You should also read the “Additional Information About the Securities” section. You should also read about the material risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities. See the section of this pricing supplement called “Additional Information About the Securities – Tax Considerations.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any investment in the securities.

HYPOTHETICAL PAYOUTS ON THE SECURITIES

The below examples are based on the following terms:

Initial Basket Value:	100.00
Stated Principal Amount:	$1,000 per security
Early Redemption Payment:	The early redemption payment will be an amount in cash per stated principal amount, as follows:
	●1st determination date:	$1,101
	No further payments will be made on the securities once they have been redeemed.
Payment at Maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

●If the final basket value is greater than or equal to the initial basket value:

$1,000 + ($1,000 × basket percent change × 125%)

●If the final basket value is less than the initial basket value but has not decreased by an amount greater than the buffer amount of 10%:

$1,000

●If the final basket value has decreased by an amount greater than the buffer amount of 10%:

$1,000 × (basket performance factor + 10%)

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the securities pay less than the minimum payment at maturity of $100 per security.

In Example 1, the basket value is greater than or equal to the initial basket value on the first determination date. Because the basket value is greater than or equal to the initial basket value on the first determination date, the securities are automatically redeemed following that determination date. In Examples 2, 3 and 4, the basket value is less than the initial basket value on the first determination date, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1 – In this example, on the first determination date, the basket value is greater than or equal to the initial basket value. Therefore, the securities are automatically redeemed on the first early redemption date. Investors will receive $1,101 per security on the related early redemption date. No further payments will be made on the securities once they have been redeemed, and investors do not participate in any appreciation in the basket components.

Example 2 – In this example, the basket value is below the initial basket value on the first determination date, and therefore the securities are not redeemed prior to maturity. On the final determination date, the basket value has appreciated 50% from the initial basket value. At maturity, investors receive the stated principal amount plus a return reflecting 125% of the appreciation of the basket value. The payment at maturity would be calculated as $1,000 + [$1,000 × ((150.00 - 100.00) / 100.00) × 125%] = $1,625.

Example 3 – In this example, the basket value is below the initial basket value on the first determination date, and therefore the securities are not redeemed prior to maturity. On the final determination date, the final basket value has decreased from the initial basket value but not by an amount greater than the buffer amount of 10%, and accordingly, investors receive a payment at maturity equal to the stated principal amount of $1,000 per security.

Example 4 – In this example, the basket value is below the initial basket value on the first determination date, and therefore the securities are not redeemed prior to maturity. On the final determination date, the final basket value is 50.00, which means the final basket value has decreased from the initial basket value by an amount greater than the buffer amount of 10%. Accordingly, investors are exposed to the negative performance of the basket beyond the buffer amount, and will receive a payment at maturity that is less than the stated principal amount of the securities. The payment at maturity would be calculated as $1,000 × [(50.00 / 100.00) + 10%]= $600.

If the securities are not automatically redeemed prior to maturity and the final basket value has decreased by an amount greater than the buffer amount of 10%, you will be exposed to the downside performance of the basket beyond the specified buffer amount, and your payment at maturity will be less than the stated principal amount. Under these circumstances, you will lose some, and up to 90%, of your investment in the securities.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, do not guarantee the payment of regular interest and provide a minimum payment at maturity of only 10% of your principal. Investing in the securities is not equivalent to directly investing in the basket components. This section describes the material risks relating to the securities. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

The securities do not pay interest and provide a minimum payment at maturity of only 10% of your principal

The terms of the securities differ from those of ordinary debt securities in that they do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount of the securities. Instead, if the securities have not been automatically redeemed prior to maturity, and if the final basket value has decreased from the initial basket value by an amount greater than the buffer amount of 10%, you will be exposed to the decline in the value of the basket, as compared to the initial basket value, beyond the buffer amount, and the payment at maturity will be less than the stated principal amount. You could lose up to 90% of your investment.

If the securities are redeemed prior to maturity, the appreciation potential of the securities is limited by the fixed early redemption payment

If the basket value closes at or above the initial basket value on the first determination date, the securities will be automatically redeemed. In this scenario, the appreciation potential of the securities is limited to the fixed early redemption payment, and no further payments will be made on the securities once they have been redeemed. In addition, if the securities are redeemed prior to maturity, you will not participate in any appreciation in the basket components, which could be significant. Moreover, the fixed early redemption payment may be less than the payment at maturity you would receive for the same level of appreciation of the basket had the securities not been automatically redeemed and instead remained outstanding until maturity.

The automatic early redemption feature may limit the term of your investment to approximately one year. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns

The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no further payments on the securities and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

The market price will be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

●the performance of each of the basket components at any time and, in particular, on any determination date;

●the volatility (frequency and magnitude of changes in price) and dividend yield, if any, of each of the basket components;

●interest and yield rates in the market;

●geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the basket components or stock markets generally and which may affect the final basket value;

●the time remaining until the next determination date and the maturity of the securities;

●the composition of the basket components and changes in the constituent stocks of such basket components; and

●any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security if the value of the basket has been near or below the 90% of the initial basket value or if the market value of the securities is expected to decrease substantially.

The securities will not be listed and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 2-year term of the securities

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities

You are dependent on our ability to pay all amounts due on the securities upon an automatic early redemption or at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets

As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

You have no shareholder rights

Investing in the securities is not equivalent to investing in the basket components or any stocks that constitute the basket components. As an investor in the securities, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any stocks that constitute the basket components.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities

As calculation agent, MS & Co. will determine the initial basket value, the final basket value, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred and, if the securities are not redeemed prior to maturity, the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-

occurrence of market disruption events and the calculation of the final basket value. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Final Terms—Final Basket Value,” “—Determination Dates,” “—Index Closing Value,” “—Index Business Day,” “—Calculation Agent,” “—Market Disruption Event,” “Alternate Exchange Calculation in Case of an Event of Default” and “—Discontinuance of a Basket Component; Alteration of Method of Calculation” below. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities

One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities, including trading in the stocks that constitute the basket components and in options contracts on the basket components, as well as in other instruments related to the basket components or their component stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our other affiliates also trade the stocks that constitute the basket components and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index values of the basket components, and, therefore, could increase the prices at or above which the basket components must close on the final determination date (if the securities are not called) so that you do not suffer a significant loss on your initial investment in the securities. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the basket on the determination dates, and, accordingly, whether the securities are automatically redeemed prior to maturity and the amount of cash you receive at maturity.

The U.S. federal income tax consequences of an investment in the securities are uncertain

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Basket Components

Changes in the value of one basket component may offset changes in the value of the other

Value movements in the basket components may not correlate with each other. At a time when the value of one basket component increases, the value of the other basket component may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on any determination date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of the other basket component. For further information on each of the basket components, please see the sections of this pricing supplement entitled “Additional Information About the Securities—The Russell 2000® Index” and “––The S&P MidCap 400® Index”. You can review the historical index closing values for each of the basket components for each calendar quarter in the period from January 1, 2019 through October 10, 2024 in “Additional Information About the Securities––Historical Information” beginning on PS-29. You cannot predict the future performance of either basket component, or of the basket as a whole, or whether an increase in the value of a basket component will be offset by a decrease in the value of the other basket component, based on the historical information included in this pricing supplement.

Adjustments to the basket	The publisher of each of the RTY Index or the MID Index may add, delete or components could adversely affect the value of the securities substitute the stocks constituting such basket component or make other methodological changes that could change the value of such basket component. The publisher of each of the RTY Index or the MID Index may discontinue or suspend calculation or publication of such basket component at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued basket component and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies

As the Russell 2000® Index is one of the basket components, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the securities are linked to the value of small-capitalization companies.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

FINAL TERMS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $1,000 stated principal amount of our Buffered Jump Securities with Auto-Callable Feature due October 15, 2026 Based on the Performance of a Basket Composed of the Russell 2000® Index and the S&P MidCap 400® Index. We refer to each index composing the basket individually as a “Basket Component” and collectively as the “Basket Components.”

Aggregate Principal Amount  $875,000

Original Issue Date (Settlement Date)  October 15, 2024

Pricing Date  October 10, 2024

Maturity Date  October 15, 2026, subject to extension in accordance with the following paragraph in the event of non-Index Business Days or a Market Disruption Event with respect to a Basket Component on the Final Determination Date.

If, due to non-Index Business Days, a Market Disruption Event or otherwise, the Final Determination Date for a Basket Component is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following that Final Determination Date as postponed, and no adjustment will be made to any payment made on that postponed date. See “––Determination Dates” below.

Stated Principal Amount  $1,000 per Security

Issue Price  $1,000 per Security

Denominations  $1,000 and integral multiples thereof

CUSIP Number  61776R4P6

ISIN  US61776R4P60

Minimum Purchase  1 Security

Specified Currency  U.S. dollars

Basket Value  The Basket Value on any day equals the sum of the products of (i) the Index Closing Value for each Basket Component on such day and (ii) the Multiplier for such Basket Component on such day.

Early Redemption  If, on the first Determination Date occurring on October 13, 2025, the Basket Value is greater than or equal to the Initial Basket Value, the Securities will be automatically redeemed, in whole and not in part, for the applicable Early Redemption Payment on the related Early Redemption Date following such Determination Date (as may be postponed pursuant to “––Determination Dates” below).

In the event that the Securities are subject to Early Redemption, we will, or will cause the Calculation Agent to, (i) on the Business Day following the applicable Determination Date (as may be postponed pursuant to “––Determination Dates” below), give notice of the Early Redemption of the Securities, the applicable Early Redemption Payment amount due and the payment date of the applicable Early Redemption Payment to the Trustee, upon which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the applicable Early Redemption Date. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Early Redemption Date  As set forth under “Final Terms–Determination Dates, Early Redemption Date and Early Redemption Payment” below; provided that if any such day is not a Business Day, the Securities will be redeemed on the next succeeding Business Day and no adjustment will be made to any Early Redemption Payment made on that succeeding Business Day.

Early Redemption Payment  The Early Redemption Payment will equal an amount in cash for each $1,000 Stated Principal Amount of Securities of $1,101, as set forth under “Determination Dates, Early Redemption Date and Early Redemption Payment” below.

Payment at Maturity  If the Securities have not previously been automatically redeemed, investors will receive for each $1,000 Stated Principal Amount of Securities an amount in cash equal to:

●if the Final Basket Value is greater than or equal to the Initial Basket Value, the sum of (i) the Stated Principal Amount and (ii) the Stated Principal Amount multiplied by the Basket Percent Change and 125%; or

●if the Final Basket Value is less than the Initial Basket Value but has not decreased by an amount greater than the Buffer Amount of 10%, the Stated Principal Amount; or

●if the Final Basket Value has decreased by an amount greater than the buffer amount of 10%, (i) the Stated Principal Amount multiplied by (ii) the sum of (a) the Basket Performance Factor and (b) 10%.

If the Basket declines by an amount greater than the Buffer Amount, you will lose 1% for every 1% decline beyond the specified Buffer Amount, subject to the minimum payment at maturity of 10% of the Stated Principal Amount.

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee, upon which notice the Trustee may conclusively rely, and to DTC of the amount of cash, if any, to be delivered with respect to each $1,000 Stated Principal Amount of Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “Additional Information About the Securities—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Basket  The Basket is composed of two indices. See “—Basket Components” below.

Basket Components  The following table sets forth the Basket Components along with the Bloomberg ticker symbol for each Basket Component, the percentage of the Initial Basket Value represented by such Basket Component, the Initial Index Value for each Basket Component and the initial Multiplier for such Basket Component, as calculated on the Pricing Date.

Basket Component	Bloomberg Ticker Symbol*	Percentage of Initial Basket Value	Initial Index Value	Multiplier
Russell 2000® Index (the “RTY Index”)	RTY	50%	2,188.419	0.022847544
S&P MidCap 400® Index (the “MID Index”)	MID	50%	3,103.71	0.016109753
*Bloomberg Ticker Symbols are being provided for reference purposes only.

Multiplier  The initial Multiplier for each Basket Component was set on the Pricing Date, based on such Basket Component’s respective Index Closing Value on such date, so that each Basket Component is reflected in the predetermined Initial Basket Value of 100 in accordance with its equal percentage weighting within the Basket. The Multiplier for each Basket Component will remain constant for the term of the Securities.

Basket Percent Change  A fraction, the numerator of which is the Final Basket Value minus the Initial Basket Value and the denominator of which is the Initial Basket Value.

Basket Performance Factor  A fraction, the numerator of which is the Final Basket Value and the denominator of which is the Initial Basket Value.

Initial Basket Value  100, which is equal to the sum of the products of (i) the Index Closing Value of each Basket Component on the Pricing Date and (ii) the Multiplier for such Basket Component on such date, as determined by the Calculation Agent.

Final Basket Value  The Basket Value on the Final Determination Date, as determined by the Calculation Agent.

Buffer Amount  10%. As a result of the Buffer Amount of 10%, the value at or above which the Basket must close on the Final Determination Date so that investors do not suffer a loss on their initial investment in the Securities is 90.

Initial Index Value  For each Basket Component, the Index Closing Value for such Basket Component on the Pricing Date, as set forth in the table under “Basket Components—Initial Index Value” above.

Business Day  Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Determination Dates  As set forth below, subject to postponement for non-Index Business Days and certain Market Disruption Events. We also refer to October 12, 2026, the third scheduled Business Day prior to the scheduled Maturity Date, as the Final Determination Date.

Determination Dates, Early Redemption Date and Early Redemption Payment

Determination Dates	Early Redemption Date	Early Redemption Payment (per $1,000 Security)
October 13, 2025	October 16, 2025	$1,101
October 12, 2026 (Final Determination Date)	See “Maturity Date” above.	See “Payment at Maturity” above.

If any scheduled Determination Date is not an Index Business day with respect to a Basket Component or if there is a market disruption event with respect to such Basket Component on such day, the Determination Date for that Basket Component only shall be the next succeeding Index Business Day on which there is no market disruption event; provided that if a market disruption event has occurred on each of the five consecutive Index Business Days immediately succeeding such scheduled Determination Date, then (i) such fifth succeeding Index Business Day shall be deemed to be the relevant Determination Date for such affected Basket Component notwithstanding the occurrence of a market disruption event on such day and (ii) with respect to any such fifth Index Business Day on which a market disruption event occurs, the Calculation Agent shall determine the Index Closing Value of such Basket Component on such fifth Index Business Day in accordance with the formula for and method of calculating such Basket Component last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) on such Index Business Day of each security most recently constituting the Basket Component.

Index Closing Value  With respect to the RTY Index, the Index Closing Value on any Index Business Day shall be determined by the Calculation Agent and shall equal the closing value of the RTY Index, or any Successor Index (as defined under “Discontinuance of a Basket Component; alteration of method of calculation” below), reported by Bloomberg Financial Services, or any successor reporting service the Calculation Agent may select, on such Index Business Day. In certain circumstances, the Index Closing Value for the RTY Index will be based on the alternate calculation of the RTY Index as described under “Discontinuance of a Basket Component; Alteration of Method of Calculation” below.

With respect to the MID Index, the Index Closing Value on any Index Business Day shall be determined by the Calculation Agent and shall equal the official closing value of the MID Index, or any Successor Index (as defined under “Discontinuance of a Basket Component; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on such Index Business Day by the Basket Component Publisher for the MID Index, as determined by the Calculation Agent. In certain circumstances, the Index Closing Value for the MID Index will be based on the alternate calculation of the MID Index as described under “Discontinuance of a Basket Component; Alteration of Method of Calculation” below.

Basket Component Publisher  With respect to the RTY Index, FTSE Russell, or any successor thereof

With respect to the MID Index, S&P® Dow Jones Indices LLC, or any successor thereof

Index Business Day  With respect to each Basket Component, a day, as determined by the Calculation Agent, on which trading is generally conducted on each of the relevant exchange(s) for such Basket Component, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Senior Note or Subordinated Note  Senior

Trustee  The Bank of New York Mellon

Agent  MS & Co.

Calculation Agent  MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on investors in the Securities, the Trustee and the Issuer.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts, if any, paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Basket Value, what adjustments should be made, if any, to the Multiplier with respect to a Basket Component or whether a Market Disruption Event has occurred. See “Market Disruption Event” and “Discontinuance of a Basket Component; Alteration of Method of Calculation” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event  “Market Disruption Event” means, with respect to a Basket Component:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of such Basket Component (or a Successor Index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), or

(b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of such Basket Component (or a Successor Index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such Basket Component (or a

Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market,

in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position in such Basket Component with respect to the Securities.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures contract or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on or exchange-traded funds on such Basket Component by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts or exchange-traded funds related to such Basket Component and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to such Basket Component are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange  Relevant Exchange means the primary exchange or market of trading for a Basket Component.

Alternate Exchange Calculation

in Case of an Event of Default  If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

●the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

●the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

●no quotation of the kind referred to above is obtained, or

●every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the

Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Final Determination Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

●A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

●P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Issuer Notices to Registered Security

Holders, the Trustee and the Depositary  In the event that the Maturity Date is postponed due to postponement of the Final Determination Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile, confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the final Determination Date as postponed.

In the event that the Securities are subject to Early Redemption, the issuer shall, (i) on the Business Day following the applicable Determination Date, give notice of the Early Redemption and the Early Redemption Payment, including specifying the payment date of the amount due upon the Early Redemption, (x) to each registered holder of the Securities by mailing notice of such Early Redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid, and (ii) on or prior to the Early Redemption Date, deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the depositary, as holder of the Securities. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the depositary of the amount of cash, if any, to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the depositary, as holder of the Securities, on the Maturity Date.

Discontinuance of a Basket Component;

Alteration of Method of Calculation  If a Basket Component Publisher discontinues publication of the relevant Basket Component and such Basket Component Publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as the “Successor Index”), then any subsequent Index Closing Value for the discontinued index will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value for such Basket Component is to be determined, and, to the extent the Index Closing Value of such Successor Index differs from the Index Closing Value of the relevant Basket Component at the time of such substitution, proportionate adjustments shall be made by the Calculation Agent to the relevant Initial Index Value.

  Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the depositary, as holder of the Securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of the depositary and its direct and indirect participants.

 If a Basket Component Publisher discontinues publication of the relevant Basket Component or a Successor Index prior to, and such discontinuance is continuing on, any observation date and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such Basket Component for such date. The Index Closing Value of such Basket Component or such Successor Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently constituting such index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of an Basket Component may adversely affect the value of the Securities.

If at any time, the method of calculating a Basket Component or any Successor Index, or the value thereof, is changed in a material respect, or if a Basket Component or any Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value for such Basket Component is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to such Basket Component or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value with reference to such Basket Component or such Successor Index, as adjusted. Accordingly, if the method of calculating a Basket Component or any Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in such Basket Component), then the Calculation Agent will adjust such index in order to arrive at a value of such Basket Component or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

ADDITIONAL INFORMATION ABOUT THE SECURITIES

Listing  The Securities will not be listed on any securities exchange.

Minimum Ticketing Size  $1,000 / 1 Security

Book Entry Note or Certificated Note  Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

The Russell 2000® Index  The Russell 2000® Index is an index calculated, published and disseminated by FTSE International Limited (“FTSE Russell”), and measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. The companies included in the Russell 2000® Index are the middle 2,000 (i.e., those ranked 1,001 through 3,000) of the companies that form the Russell 3000E™ Index. The Russell 2000® Index represents approximately 7% of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell Indices—Russell 2000® Index” in the accompanying index supplement.

The S&P MidCap 400® Index  The S&P MidCap 400® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the medium capitalization segment of the U.S. equity markets by tracking the stock price movement of 400 companies with mid-sized market capitalizations. Component stocks of the S&P MidCap 400® Index are required to have a total company level market capitalization that reflects approximately the 85th – 93rd percentile of the S&P® Total Market Index. The S&P MidCap 400® Index measures the relative performance of the 400 constituent stocks as of a particular time as compared to the common stocks of 400 similar companies on the base date of June 28, 1991. The S&P MidCap 400® Index does not overlap holdings with the S&P 500® Index or the S&P SmallCap 600® Index. For additional information about the S&P MidCap 400® Index, see the information set forth under “S&P® U.S. Indices—S&P MidCap 400® Index” in the accompanying index supplement.

Historical Information  The graph below illustrates the performance of the Basket from January 1, 2019 through October 10, 2024, assuming the Basket Components are weighted as set forth herein and that the value of the Basket on January 1, 2019 was 100. The graph is based on information from Bloomberg, and illustrates the actual aggregate performance of the Basket Components and the effect of the offset and/or correlation among the Basket Components during the same period. You cannot predict the future performance of any of the Basket Components or of the Basket as a whole, or whether an increase in the price of any of the Basket Components will be offset by a decrease in the price of any of the other Basket Components, based on their historical performance.  Past performance of the Basket is not indicative of the future performance of the Basket.

Historical Performance of the Basket

January 1, 2019 to October 10, 2024

The following tables set forth the published high, low and end of quarter Index Closing Values for each of the Basket Components for each calendar quarter in the period from January 1, 2019 through October 10, 2024. The graphs following each Basket Component’s table set forth the historical performance of each respective Basket Component for the same period. On October 10, 2024, the Index Closing Value for the RTY Index was 2,188.419 and the Index Closing Value for the MID Index was 3,103.71. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical performance of the Basket Components should not be taken as an indication of future performance. The values of the Basket Components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. We cannot give you any assurance as to the Basket Value on any of the Determination Dates. If the Securities are not automatically redeemed prior to maturity and if the Final Basket Value has declined by more than the Buffer Amount, you will receive an amount in cash that is less than the $1,000 Stated Principal Amount of each Security by an amount proportionate to the decline in the value of the Basket beyond the Buffer Amount, and you will lose money on your investment. We cannot give you any assurance that the

Securities will be redeemed prior to maturity, and you could lose up to 90% of the Stated Principal Amount of the Securities. The Basket Components may be, and each has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Russell 2000® Index

High and Low Index Closing Values and End-of-Quarter Index Closing Values

January 1, 2019 through October 10, 2024

RTY Index	High	Low	Period End
2019
First Quarter	1,590.062	1,330.831	1,539.739
Second Quarter	1,614.976	1,465.487	1,566.572
Third Quarter	1,585.599	1,456.039	1,523.373
Fourth Quarter	1,678.010	1,472.598	1,668.469
2020
First Quarter	1,705.215	991.160	1,153.103
Second Quarter	1,536.895	1,052.053	1,441.365
Third Quarter	1,592.287	1,398.920	1,507.692
Fourth Quarter	2,007.104	1,531.202	1,974.855
2021
First Quarter	2,360.168	1,945.914	2,220.519
Second Quarter	2,343.758	2,135.139	2,310.549
Third Quarter	2,329.359	2,130.680	2,204.372
Fourth Quarter	2,442.742	2,139.875	2,245.313
2022
First Quarter	2,272.557	1,931.288	2,070.125
Second Quarter	2,095.440	1,649.836	1,707.990
Third Quarter	2,021.346	1,655.882	1,664.716
Fourth Quarter	1,892.839	1,682.403	1,761.246
2023
First Quarter	2,001.221	1,720.291	1,802.484
Second Quarter	1,896.333	1,718.811	1,888.734
Third Quarter	2,003.177	1,761.609	1,785.102
Fourth Quarter	2,066.214	1,636.938	2,027.074
2024
First Quarter	2,124.547	1,913.166	2,124.547
Second Quarter	2,109.459	1,942.958	2,047.691
Third Quarter	2,263.674	2,026.727	2,229.970
Fourth Quarter (through October 10, 2024)	2,212.798	2,180.146	2,188.419

Historical Daily Index Closing Values of the Russell 2000® Index

January 1, 2019 through October 10, 2024

S&P MidCap 400® Index

High and Low Index Closing Values and End-of-Quarter Index Closing Values

January 1, 2019 through October 10, 2024

MID Index	High	Low	Period End
2019
First Quarter	1,933.72	1,631.56	1,896.27
Second Quarter	1,980.83	1,810.50	1,945.51
Third Quarter	1,986.80	1,832.63	1,935.48
Fourth Quarter	2,067.33	1,860.86	2,063.02
2020
First Quarter	2,106.12	1,218.55	1,443.40
Second Quarter	1,946.21	1,337.95	1,783.21
Third Quarter	1,966.45	1,748.61	1,861.29
Fourth Quarter	2,315.36	1,884.94	2,306.62
2021
First Quarter	2,682.61	2,269.45	2,609.24
Second Quarter	2,770.27	2,611.94	2,696.12
Third Quarter	2,773.83	2,571.03	2,640.54
Fourth Quarter	2,910.70	2,664.52	2,842.00
2022
First Quarter	2,865.54	2,517.18	2,693.66
Second Quarter	2,710.15	2,200.75	2,268.92
Third Quarter	2,635.18	2,203.53	2,203.53
Fourth Quarter	2,577.78	2,245.21	2,430.38
2023
First Quarter	2,726.61	2,374.47	2,512.16
Second Quarter	2,622.34	2,406.67	2,622.34
Third Quarter	2,728.44	2,471.09	2,502.12
Fourth Quarter	2,809.23	2,326.82	2,781.54
2024
First Quarter	3,046.36	2,691.79	3,046.36
Second Quarter	3,040.28	2,825.94	2,930.09
Third Quarter	3,124.92	2,868.13	3,121.94
Fourth Quarter (through October 10, 2024)	3,118.26	3,088.21	3,103.71

Historical Daily Index Closing Values of the S&P MidCap 400® Index

January 1, 2019 through October 10, 2024

Use of Proceeds and Hedging  The proceeds we receive from the sale of the Securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we expect to hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the stocks constituting the Basket Components or in options contracts on the Basket Components or the component stocks of the Basket Components that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Index Values of the Basket Components, and, therefore, could increase the values at or above which the Basket Components must close on the Determination Dates so that you do not suffer a significant loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities by purchasing and selling Basket Components, futures or options contracts on the Basket Components that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on any Determination Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Basket Components and, therefore, adversely affect the value of the Securities and the Payment at Maturity.

Supplemental Information Concerning

Plan of Distribution; Conflicts of Interest  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent a fixed sales commission of $17.50 for each Security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

Validity of the Securities  In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Tax Considerations Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

●purchase the Securities in the original offering; and

●hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

●certain financial institutions;

●insurance companies;

●dealers and certain traders in securities or commodities;

●investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

●U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

●regulated investment companies;

●real estate investment trusts; or

●tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or settlement of the Securities. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

●a citizen or individual resident of the United States;

●a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

  Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

  Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

  Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

●an individual who is classified as a nonresident alien;

●a foreign corporation; or

●a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

●a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

●certain former citizens or residents of the United States; or

●a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

  In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code and the discussion above concerning the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

●the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

●the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

●the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

●the certification requirement described below has been fulfilled with respect to the beneficial owner.

  Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Sections 871(m) and 897 of the Code and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Securities. However, under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Securities, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “United States Federal Taxation,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.